KINDERCARE LEARNING CENTERS, INC.1
                            CODE OF BUSINESS CONDUCT


Table of Contents

Letter from the Chairman and Chief Executive Officer of KinderCare             1
Acknowledgment Process                                                         2
Purpose of our Code of Business Conduct                                        2
Summary of Responsibilities                                                    2
     Employee Responsibilities                                                 2
     Manager Responsibility                                                    3
     Responsibility for Guidance and Interpretation of this Code               3
     Responsibility to Investigate Reports of Misconduct                       3
     Corrective Action                                                         3
     Responsibility for Monitoring                                             3
Discipline                                                                     4
Regulatory Compliance                                                          4
Mandatory Reporting of Child Abuse and Neglect                                 4
Workplace Conduct and Employment Practices - You and Your Job at KinderCare    4
     Equal Employment Opportunity                                              4
     Harassment and Other Prohibited Conduct in the Work Environment           5
     Dealing with Customers, Suppliers and Others                              5
     Safety and Health; Workplace Violence                                     5
     Personal or Non-Business Related Uses of Company Resources                5
     Relationships with Suppliers, Subcontractors and Others                   6
     Doing Business with the Government                                        6
     Relationships with Customers                                              7
     Gifts and Business Courtesies                                             7
     Foreign Corrupt Practices Act                                             8
Business Information and Systems                                               8
     Financial Controls and Records                                            8
     Disclosure of Confidential Company Information                            9
     Direct Requests for Information                                          10
     Accuracy, Retention and Disposal of Documents and Records                10
     Electronic Media                                                         10
     Copyrights                                                               11
Political Activities and Contributions                                        11
     Federal Elections Contributions                                          11
     State and Local Election Contributions                                   11
     Employees Serving in Public Office                                       11
Unfair Competition                                                            12
     Gathering Information About Competitors                                  12
     Marketing and Advertising                                                13
Environmental Compliance                                                      13
Conflicts of Interest                                                         13
     Outside Employment                                                       13
     Interest in Competitors; Other Business Interests                        13
     Prohibitions on Personal Loans to Directors and Executive Officers       14
Failure to Comply; Waiver                                                     14
Employee Acknowledgment                                                       15

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Dear KinderCare, Mulberry and KC Distance Learning Employees:

     KinderCare Learning Centers, Inc. is the largest for-profit provider of early childhood education and care in the United States and has a reputation for providing uncompromisingly high quality care. KinderCare has achieved this position in part by establishing a reputation for high ethical standards in the conduct of its business. It is the long-standing policy of KinderCare to comply with all laws and governmental rules and regulations affecting the company and its employees and to consistently strive to achieve for itself and its employees the highest possible standard in business and personal ethics. These principles also apply to all employees of KinderCare's subsidiary companies, Mulberry Child Care Centers, Inc. and KC Distance Learning, Inc.

     This Code of Business Conduct is intended to help each of you act legally and ethically in the performance of your work every day and to help KinderCare, Mulberry, KC Distance Learning and their employees maintain the respect of customers, vendors, government regulators, other employees and the general public. Simply stated, acting ethically means being fair and honest and acting in accordance with the law. This Code of Business Conduct contains information to help you resolve any questions you may have about appropriate conduct in the workplace. It is important that you review it carefully and understand it so that you can use it as a tool to help you make the right choices every day.

     If you have questions regarding this Code of Business Conduct or encounter any situation that you believe violates provisions of this Code of Business Conduct, you should immediately consult your supervisor, Human Resources, the KinderCare Corporate Ethics Director (who is also the Director of Internal Audit), the KinderCare Legal Department or the KinderCare Internal Audit Department. Reports may be submitted confidentially and anonymously. You may also call the KinderCare Human Resources Hotline at 1-888-525-2472 (or Extension 2602 from within the KinderCare Corporate office) and follow the prompts until you reach the Ethics Hotline. You have my personal assurance that there will be no retribution for asking questions or raising concerns about this Code of Business Conduct or for reporting conduct that you reasonably believe is improper.

     KinderCare, Mulberry and KC Distance Learning are committed to and expect all of their employees to adhere to the principles set forth in this Code of Business Conduct. However, this Code of Business Conduct cannot address every circumstance that may present an ethical or legal dilemma and cannot substitute for our own internal sense of fairness, honesty and integrity. If you encounter a situation or are considering an action which appears to be technically within the guidelines of this Code of Business Conduct, but you are concerned that the action doesn't feel right, please discuss the situation with one of the persons or departments identified above.

     Our decision to hire you means that we have placed our trust in you and view you as a valuable member of our organization. We ask you to assist us in supporting the values set forth in this Code so that we can all continue to take pride in our work and be regarded highly by our fellow employees and those outside the company who are so important to our success.

Sincerely,

David J. Johnson, Chairman and Chief Executive Officer
KinderCare Learning Centers, Inc.

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ACKNOWLEDGMENT PROCESS

All employees of KinderCare, Mulberry and KC Distance Learning are required to sign an acknowledgment confirming that they have received this Code and understand that it represents mandatory policies of KinderCare and its subsidiaries. New employees will be required to sign the acknowledgment as a condition of employment and current employees will be required to sign the acknowledgment as a condition of continued employment. Employees will also be required to sign such an acknowledgment on an annual basis.

PURPOSE OF OUR CODE OF BUSINESS CONDUCT

This Code of Business Conduct applies to all officers and other employees of KinderCare, Mulberry and KC Distance Learning and is intended to assist us in carrying out our daily activities within appropriate ethical and legal standards. These obligations are mandatory and apply to our relationships with customers, vendors, suppliers, government agencies, one another and with anyone else with whom we come in contact in performing our work each day. This Code is an important part of KinderCare's overall Corporate Compliance Program, which applies to KinderCare and all subsidiaries, and has been developed to ensure that we meet our ethical standards and comply with applicable laws and regulations. References to KinderCare or the Company in this Code include Mulberry and KC Distance Learning, as applicable.

This Code is intended to be comprehensive and easily understood. However, situations may arise that do not appear to be covered or in which this Code is unclear as to the appropriate course of action to be taken. Some of the subjects addressed by this Code are very complex and may require persons with special expertise to advise us on whether a particular course of action is permitted under the law. Accordingly, we encourage you to seek such guidance whenever you have a question about whether a certain action is legal or ethical.

SUMMARY OF RESPONSIBILITIES

The key to ethical business conduct is to make sure that you and those working with you act honestly and fairly, do not violate laws or company policies, and that you do not compromise yourself or the company by making decisions that will cause others to question your honesty or integrity. Although each of KinderCare, Mulberry and KC Distance Learning has its own policies and procedures, which differ in some respects, the following principles represent consistent elements of the policies of all three companies.

Employee Responsibilities

Company policies and procedures give you specific responsibilities. However, there are also basic obligations common to all employees:

o Learn the details of policies applicable to your work. You should have a basic understanding of issues covered by each policy and a more detailed understanding of policies that apply to your job.

o Seek assistance from your supervisor, Human Resources, the KinderCare Corporate Ethics Director, the KinderCare Legal Department or the KinderCare Internal Audit Department when you have questions about the specific application or meaning of policies.

o Promptly report any concerns that you may have about possible violations or requests to violate a policy. Your immediate supervisor is the first person to contact with your concerns. However, if you feel that you cannot report your concerns to that individual, you may report your concerns to your direct supervisor's manager or another manager in the company, Human Resources, the KinderCare Corporate Ethics Director, the KinderCare Legal Department or the KinderCare Internal Audit Department. If you feel you do not receive an adequate response to your concern, you should report the matter to one of the other designated persons or departments.

You may report your concerns on an anonymous and confidential basis to the KinderCare Corporate Ethics Director by using the Ethics Hotline (dial 1-888-525-2472 or Extension 2602 from within the KinderCare Corporate Office and follow the prompts) which will allow you to reach a voice mailbox at any time. The KinderCare Corporate

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Ethics Director is KinderCare's Director of Internal Audit. If you prefer to write, send a letter to: Corporate Ethics Director, KinderCare Learning Centers, Inc., 650 NE Holladay, Suite 1400, Portland, OR 97232. All communications will be kept highly confidential to the extent possible consistent with our need to investigate the situation. You should understand that it may be necessary at some point in certain types of investigations to reveal the identity of the accuser. If you would like a response, please remember to indicate how you prefer to be contacted.

No one's job or career will suffer merely as a result of raising an ethical concern or questioning a company practice. However, an employee making accusations of misconduct that he or she knows to be false will be subject to discipline up to and including immediate termination.

Manager Responsibility

Managers have additional responsibilities. We expect our managers to set an example for other employees and to ensure that those reporting to them have sufficient information to comply with laws and policies that apply to them. To achieve this, managers must: (a) lead by example; (b) for each policy, identify those employees whose activities may involve issues covered by that policy; (c) with the assistance of Human Resources, the KinderCare Legal Department and the KinderCare Internal Audit Department, provide education, training and counseling to promote policy compliance; (d) create a culture which promotes compliance and encourages employees to raise their policy questions and concerns; (e) promptly report possible policy violations; (f) take prompt remedial action when required; and (g) gather feedback from employees and others to evaluate and continually improve policy compliance.

Responsibility for Guidance and Interpretation of this Code

This Code of Business Conduct, and other sources of information distributed by KinderCare, Mulberry or KC Distance Learning regarding conduct in specific situations (including employee manuals and policies and procedures manuals), do not cover all laws, regulations and rules or address every possible situation. If you have a question or concern about a particular situation, you should seek assistance from your supervisor, Human Resources, the KinderCare Corporate Ethics Director, the KinderCare Legal Department or the KinderCare Internal Audit Department.

Responsibility to Investigate Reports of Misconduct

KinderCare is committed to investigating all reported violations of this Code promptly and confidentially to the extent possible. Appropriate personnel from Human Resources, the KinderCare Legal Department or the KinderCare Internal Audit Department will conduct or supervise the investigation, will coordinate any findings with the KinderCare Corporate Ethics Director and will recommend appropriate action. All employees are required to cooperate with such investigation efforts.

Corrective Action

Where an internal investigation substantiates a reported violation of this Code, it is company policy to initiate corrective action, including, as appropriate, notifying the appropriate government agency, instituting appropriate disciplinary action and implementing procedures to prevent similar violations from occurring in the future.

Responsibility for Monitoring

KinderCare is committed to monitoring compliance with its policies and the laws and regulations affecting its business, including the business of its subsidiaries. Much of this monitoring effort is provided by the KinderCare

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Internal Audit Department and the KinderCare Legal Department, which routinely conduct audits of issues that have regulatory or compliance implications.

DISCIPLINE

All violators of this Code will be subject to appropriate disciplinary action. The form of discipline will depend on the nature, severity and frequency of the violation and may result in any of the actions specified in the applicable employee discipline policy, up to and including immediate termination of employment. Actions taken by KinderCare, Mulberry or KC Distance Learning pursuant to this Code or the applicable company policies relating to employee discipline and terminations will not constitute a waiver of the company's right to pursue appropriate legal action against the violator.

Adherence to and support of this Code and participation in related activities and training will be considered in decisions regarding hiring, promotion and compensation of all employees.

REGULATORY COMPLIANCE

KinderCare and its subsidiaries provide educational and childcare services in many states. These services generally may only be provided pursuant to applicable federal, state and local laws and regulations. Such laws and regulations include subjects such as confidential reporting of suspected child abuse or injury, licenses, permits, accreditation, recordkeeping, and access to records as well as regulations relating to participation in government sponsored reimbursement programs such as Child Care Assistance (CCA) and the Federal Food Program.

KinderCare and its subsidiaries will comply with all applicable laws and regulations. All employees must be knowledgeable about all laws and regulations applicable to their job functions and should immediately report violations or suspected violations in the manner discussed above under "Employee Responsibility."

KinderCare and its subsidiaries will be forthright and courteous in responding to requests for information from representatives of government authorities (e.g., state licensing authorities) and will provide them with all information to which they are entitled during an inspection.

During a government inspection or investigation, you must never conceal, destroy or alter any documents, lie or make misleading statements to the government representative, nor should you ever encourage anyone else to do so. If you receive a request for information from an attorney, investigator or any law enforcement officer and it concerns company business, you should refer the request to the KinderCare Legal Department immediately.

MANDATORY REPORTING OF CHILD ABUSE AND NEGLECT

All states in which KinderCare and Mulberry operate child care centers have laws requiring mandatory reporting of child abuse and neglect by employees of child care providers. Although these laws vary from state to state, they typically require any person who reasonably suspects that a child has been abused or neglected to make a report to the appropriate regulatory agencies. KinderCare and Mulberry also have policies and procedures in effect that require immediate reporting of any such incident.

WORKPLACE CONDUCT AND EMPLOYMENT PRACTICES - YOU AND YOUR JOB

Equal Employment Opportunity

KinderCare and its subsidiaries are committed to providing an equal opportunity work environment where everyone is treated with fairness, dignity and respect. We will comply with all laws, regulations and policies related to nondiscrimination in all of our personnel actions, including hiring, transfers, terminations, evaluations, recruiting, compensation, discipline and promotion.

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Harassment and Other Prohibited Conduct in the Work Environment

Employees should foster professionalism, cooperation and teamwork among co-workers. Each employee of KinderCare, Mulberry and KC Distance Learning has the right to work in an environment free of harassment. Among the types of behavior that will not be tolerated are sexual advances, actions, comments, or any other conduct in the workplace that creates, in the judgment of company management, an intimidating or otherwise offensive environment. Similarly, the use of racial or religious slurs, the ridicule of employees, or any other remarks, jokes, false or misleading statements or conduct that encourages or permits an offensive work environment will not be tolerated. Harassment of any kind is strictly prohibited. Harassment of an employee by a customer or supplier is also prohibited and should be brought to the attention of a manager. All employee complaints of harassment will be investigated promptly.

Some of the other activities that are prohibited in the workplace are: (1) threats or violence; (2) the possession of weapons of any type; and (3) the use, sale, possession of or being under the influence of alcohol or drugs, except for approved medical purposes. This list is not complete. Please see your company's Employee Manual and, specifically, the company's policies regarding employee discipline and terminations for other examples of prohibited conduct.

Dealing with Customers, Suppliers and Others

The policies regarding conduct and behavior that employees must adhere to when dealing with each other in the workplace also apply when employees deal with customers or suppliers of KinderCare or its subsidiaries and the public in general. In dealing with customers, suppliers and other third parties, we do not discriminate on the basis of race, sex, color, religion, disability or any other classification prohibited by law. We must take care to treat everyone with courtesy, respect and in a professional manner consistent with the provisions of this Code and other policies of KinderCare and its subsidiaries.

Safety and Health; Workplace Violence

KinderCare, Mulberry and KC Distance Learning are committed to providing a safe and healthy environment for their customers and employees. It is their policy to comply with both the letter and the spirit of all federal, state and local health and safety laws and regulations and to develop a cooperative attitude with inspection and enforcement personnel. It is up to the company and employees to maintain this environment. Employees should report to their supervisor conditions which they believe to be unsafe or unhealthy. If an employee believes that the situation is not being adequately addressed by the employee's supervisor, the employee should report the situation directly to KinderCare's Risk Management Department at 1-800-352-4466. Employees responsible for recordkeeping should keep all documents and records required by applicable health and safety laws and all employees should be truthful in reporting all workplace accidents or incidents.

KinderCare, Mulberry and KC Distance Learning are also committed to promoting and maintaining a work environment free from violence, threats of violence, intimidation and/or aggressive behavior. All employees share responsibility for ensuring the safety of our workplace. In any case where you perceive a risk of bodily harm to any person, contact the local police immediately by dialing 911 and immediately alert the KinderCare Legal Department and KinderCare Risk Management Department for guidance on other appropriate safety measures.

Personal or Non-Business Related Uses of KinderCare Resources

Each employee of KinderCare, Mulberry and KC Distance Learning has a responsibility to preserve company assets, including time, materials, supplies, equipment and information, for the company's benefit. As a general rule, personal use of any company asset without the prior approval of your supervisor is prohibited. Any community or charitable use of any company location (including any KinderCare or Mulberry center) or other company resources must be approved in advance by an officer of the company. Any use of company resources for personal financial

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gain unrelated to company business is strictly prohibited. KinderCare and
Mulberry have specific policies relating to personal use of company vans or buses and other company-owned vehicles.

Relationships with Suppliers, Subcontractors and Others

It is the policy of KinderCare and its subsidiaries to manage its subcontractor and supplier relationships in a fair and reasonable manner, consistent with all applicable laws and regulations, and to award and accept business without favoritism. Suppliers, which include all individuals or business organizations that furnish or offer any products, rights or services to KinderCare and its subsidiaries, are to be selected based upon objective criteria, including quality, technical excellence, price, delivery, adherence to schedules, service, reputation and maintenance of adequate resources. Purchasing decisions will be made on the basis of the supplier's ability to meet our needs and not on the basis of personal relationships or friendships. Employees with responsibility for procurement of construction, renovation or other goods and services are prohibited from using their positions to favor individuals or organizations providing such goods or services to the company. Whenever practical, competitive bids should be solicited for purchases of materials and services. Independence of judgment is essential to maintain this policy.

No transaction between KinderCare or its subsidiaries and an outside business that furnishes property, goods, or services to the company should be influenced by an employee's personal interests or relationships. Therefore, you must avoid any type of interest in or relationships with third parties that might influence your actions in carrying out your responsibilities to the company, or that might be reasonably misunderstood by others to do so. For example, you should not accept gifts of goods from suppliers, and you should not ask suppliers to provide products free of charge for use by the company except in accordance with company policy on accepting gifts and business courtesies, as described below.

Under unusual circumstances, KinderCare or one of its subsidiaries may enter into contracts with employees or employee-owned suppliers. Any such contract must be pre-approved in writing by the KinderCare Legal Department. Copies of the request to enter into such a contract and written approval must also be furnished to the KinderCare Internal Audit Department.

Doing Business with the Government

Employees have special obligations when conducting business with federal, state, or local governments or governmental agencies.

Employees must not disclose to anyone whether the company has or will be submitting a proposal or bid for a government contract prior to the award of the proposal or opening of the bid, subject only to such limited disclosure as may be necessary to obtain quotations from potential subcontractors. Employees must not disclose rates related to government business to anyone not directly involved in the transaction. Employees must accurately and truthfully comply with all reporting obligations associated with any government contracts.

In addition, federal law prohibits the offering, promising or giving of anything of value to an employee, agent or official of the federal government if the gift or gratuity is made with an intent to influence such individual in the performance of an official act, or because of an official act performed or to be performed by the public official. Most state and other government bodies and foreign governments have similar policies. No gifts, entertainment, refreshment or meals may be provided to a government employee, agent or official unless expressly authorized by law or the agency's stated policy.

In dealing with government employees, agents or officials, it is always important to avoid even the appearance of impropriety. Federal, state and local public agencies have developed detailed guidelines on when a government contractor may properly provide a public official with gifts, entertainment, refreshments or meals. To avoid any appearance of impropriety, KinderCare employees must obtain prior written approval from the KinderCare Corporate Ethics Director before promising or making any gift to any government employee, agent or official.

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Relationships with Customers

The guidelines provided in this policy with respect to suppliers are also applicable to major customers who either directly or through their agents and representatives provide significant business opportunities to KinderCare or its subsidiaries.

Gifts and Business Courtesies

Employees must exercise care in deciding to accept gifts or favors from persons or firms with whom KinderCare maintains or may establish a business relationship. Those employees who award contracts or influence the decision to grant business or concessions must be particularly careful to avoid acceptance of gifts or favors that create the appearance of favoritism or other conflict of interest. Such gifts or favors may include, but are not limited to, meals, drinks, entertainment, hospitality, recreation, transportation, discounts, tickets, or passes.

Employees should follow these general rules:

o Reasonable and appropriate entertainment of or by selected business associates (e.g. business meals) is generally permissible.

o Entertaining suppliers or customers at events that are sponsored by the company is permissible.

o Subject to the requirement that you should not give or accept a gift of any value when the gift could create an actual or apparent conflict of interest, you may generally give or accept gifts of nominal value (under $200) or of items that are promotional in nature and typically distributed widely as a promotional item to others. Such gifts should be infrequent and given or accepted in situations where such gifts are common business practice (e.g. holiday gifts to or from vendors or celebration of a business success). Giving of gifts by employees of KinderCare or its subsidiaries at company expense also requires manager level approval.

o Giving of gifts by employees of KinderCare or its subsidiaries to employees of KinderCare or its subsidiaries at company expense is prohibited. Any exception must have approval of an officer of the Company.

o It is generally inappropriate for an employee to accept a gift from a customer, except items of nominal value (e.g. handmade gifts from children or parents).

o Attendance at supplier or customer-sponsored seminars (e.g. for educational purposes) where attendance is offered to other companies on an equal basis is generally permissible. Acceptance of other expense-paid trips by present or potential suppliers, whether for business or pleasure, is generally not permissible, unless approved as an exception in the manner provided below.

o Employees must not give gifts of any nature or value to government employees in connection with government business. Gifts include such things as meals, entertainment, transportation or discounts. Specifically, you should not (i) offer employment or business opportunities which could personally benefit government officials; (ii) offer or provide gratuities or gifts in connection with government contract activity, or (iii) solicit or obtain confidential information concerning the selection process for government business. There are no exceptions to this policy.

o No Employee may give or accept, even indirectly, bribes, "kickbacks", loans or money. There are no exceptions to this policy.

Exceptions to the foregoing rules (other than those relating to government business, employees or bribes, kickbacks, loans or money) can be approved by the appropriate Vice President to whom the employee reports or, if the recipient is a Vice President level employee, by the Chief Executive Officer of KinderCare.

EMPLOYEES WHO ARE OFFERED A PROHIBITED GIFT MUST DECLINE THE OFFERED GIFT AND IMMEDIATELY REPORT SUCH AN OFFER TO THEIR SUPERVISOR OR THE KINDERCARE CORPORATE ETHICS DIRECTOR.

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Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act and other laws prohibit the payment of any money or anything of value to any foreign official, foreign political party or party official, or candidate for political office for the purpose of obtaining, retaining or directing of business.

BUSINESS INFORMATION AND SYSTEMS

Financial Controls and Records

Employees should record and report all information accurately and honestly. You should seek payment from customers for all services provided in accordance with rates established by the company for such services and promptly deposit all funds received. Whether you are filling out a time sheet, recording a customer payment, preparing a purchase order or reporting on the financial status of the company, you are required to strictly follow the accounting, reporting and control procedures the company has put in place.

KinderCare maintains its books and records in accordance with generally accepted accounting principles and standards. KinderCare's books, records and accounts must be created and maintained so that they at all times accurately, fairly and in reasonable detail reflect all transactions involving the receipt and/or disposition of company assets. The documentation evidencing each company transaction shall accurately reflect the identity of the parties to the transaction and the business purpose of the transaction. All transactions should be classified as to the accounts or accounting periods to which they relate. No entries may be made in KinderCare's books or records that intentionally conceal or disguise the true nature of any KinderCare transaction. KinderCare policy prohibits any employee from directly or indirectly falsifying or causing others to falsify any company or client documentation. Under no circumstances shall any asset of KinderCare be used for an unlawful or improper purpose.

The company is obligated to provide full, fair, accurate, timely and understandable disclosure in periodic reports and documents required to be filed by the company. It is the policy of the company to fully and fairly disclose the financial condition of the company in compliance with all applicable accounting principles, laws, rules and regulations.

The integrity of KinderCare's financial statements and internal controls is vital to its success. Compliance with KinderCare's system of internal accounting controls is required. No information should be concealed from internal or independent auditors. It is important that financial statements and related disclosures be free of material errors. KinderCare policy prohibits any employee from knowingly making or causing others to make a materially misleading, incomplete, or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (such as the Securities and Exchange Commission). An employee must not omit or cause others to omit any material fact that is necessary to prevent a statement made in connection with any audit, filing, or examination of KinderCare's financial statements from being misleading. Employees are prohibited from opening or maintaining any undisclosed or unrecorded corporate account, fund, or asset or any account with a misleading purpose.

The business of KinderCare and Mulberry involves reimbursement under government programs (e.g. Child Care Assistance (CCA), Federal Food Program and Head Start) which require the submission of certain reports and information to government agencies or other third parties administering these programs in support of reimbursement requests. We will take great care to assure that all billings to such agencies or third parties are true and accurate and that they conform to all pertinent federal and state laws and regulations. Any employee who knowingly submits or causes to be submitted a claim for reimbursement which is false, fictitious or fraudulent will be subject to immediate termination of employment and prosecution to the fullest extent of the law. We will comply with all federal and state laws and the requirements of any contracts to which we are a party relating to participation in these programs and submission of requests for reimbursement. These laws, regulations and contracts define what costs are allowable and specify the appropriate method to claim reimbursement for the cost of services provided to persons participating in the programs. Because these laws and regulations and the requirements of specific contracts

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can be complex, you should consult with the personnel in the KinderCare CCA,
Federal Food Program or Internal Audit Departments when you have questions about submission of a reimbursement request.

During a government audit, KinderCare will be forthright and courteous in responding to requests for information and will furnish all information to which the auditors are legally entitled. However, if you receive notice of a government audit, you should immediately notify the KinderCare Internal Audit Department.

Disclosure of Confidential Company Information

General. Confidential information about company strategies and operations is a valuable asset. Although you may use confidential information to perform your job, it must not be shared with others outside of the company or your department unless such disclosure has been approved by a company officer and the individuals to whom the disclosure is made have a legitimate need to know this information and have agreed to maintain its confidentiality. Confidential information is information which is not available to the public at large, but becomes available to you because you are an employee of KinderCare or one of its subsidiaries. This information includes identifying information about our customers; personal, confidential, business and medical information about our customers; personal, confidential and medical information about employees; and payroll, financial, accounting, personnel, marketing, legal and other information about the finances and operations of our business.

It is very important that employees not disclose confidential information except as may be specifically authorized by the company. You must provide adequate safeguards to prevent the loss of such information. The obligation not to disclose confidential information is in effect even though material may not be specifically identified as private or confidential and the obligation continues both during and after your employment with the company. The information should be considered private unless it has been made public by authorized personnel of the company. If there is any question, ask your supervisor or one of the other persons identified above. These restrictions are not intended to restrict any employee from disclosing information regarding terms or conditions of employment that the employee has a right to disclose under applicable law.

Customer Information. Customers of KinderCare and its subsidiaries are also entitled to expect appropriate confidentiality and respect for their privacy. We collect information about children and parents in order to provide children with our services. We realize the sensitive nature of this information and are committed to maintaining its confidentiality. We do not release or discuss customer-specific information with others unless it is necessary to serve the customer or required by law. Customers should be able to expect that their privacy will be protected and that customer-specific information will be released only with consent of the customer or as otherwise required by law.

Inadvertent Disclosure. The unintentional disclosure of confidential information can be just as harmful to the company as intentional disclosure. To avoid unintentional disclosure, never discuss confidential information with any unauthorized personnel. Furthermore, you should not discuss this information even with authorized company employees if you are in the presence of others who are not authorized - for example, in a public area such as a lobby, elevator or airplane. This also applies to discussions with family members or with friends, who might innocently or mistakenly pass the information on to others.

Use of Confidential Company Information. Confidential company information is not to be used for an employee's personal gain regardless of the nature of the information or the manner in which the information is acquired. A few examples of prohibited uses of this information are: (a) selling confidential company information including customer lists or vendor price lists; (b) knowingly using a company business opportunity for personal gain; (c) using, disclosing, or transmitting confidential company information in the course of outside employment or employment by a different employer following employment with the company; (d) using, disclosing or transmitting confidential company information in connection with trading or dealing in stock, or other securities.

Inside Information and Securities Trading. In the course of your employment, you may become aware of nonpublic information about KinderCare or a subsidiary material to an investor's decision to buy or sell KinderCare's securities or the securities of a subsidiary. Nonpublic, material information may include plans for mergers, marketing strategies, financial results or other business dealings. You may not discuss this information

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with anyone outside of the company. Within the company, you should discuss this information on a strictly "need to know" basis only with other employees who require the information to perform their jobs.

Securities laws and company policies prohibit individuals from trading in the marketable securities of a publicly held organization or influencing others to trade in such securities on the basis of nonpublic, material information. These restrictions are meant to ensure that the general public has complete and timely information on which to base investment decisions.

All employees are required to comply with the specific requirements of KinderCare's Insider Trading Policy.

Direct Requests for Information

If someone outside the company asks you questions about KinderCare, Mulberry, KC Distance Learning or their business activities, either directly or through another person, do not attempt to answer them unless you are the person specifically authorized to do so. All media inquiries must be referred to KinderCare's Public Relations Department.

If you are not authorized to provide requested information, refer the person to the appropriate source within the company. If you receive requests for financial information about the company, you should refer them to KinderCare's Chief Financial Officer. If you receive a request for information or a request to be interviewed from an attorney, investigator, or any law enforcement officer, and it concerns company business, you should immediately refer the request to the KinderCare Legal Department. Similarly, unless you have been specifically authorized to talk to reporters, or to anyone else writing about or otherwise covering the company, direct the person to the Public Relations Department. If you do not know where to direct a question, ask your immediate supervisor.

Accuracy, Retention and Disposal of Documents and Records

Each employee is responsible for the integrity and accuracy of company documents and records. This is important not only to comply with regulatory and legal requirements, but also to ensure that records are available to defend our business practices and actions. No one may alter or falsify information on any record or document. Business documents and records are retained in accordance with the law and company records retention policies. Such documents include paper documents such as letters and memoranda, computer-based information such as e-mail or computer files on disk or tape, and any other medium that contains information about the organization or its business activities. It is important to retain and destroy records appropriately according to our policies. You must not tamper with records, nor remove or destroy them prior to the date specified in the applicable policy. If you have questions about the required retention period of a document, please contact the Manager of Records Management in the KinderCare Legal Department.

Electronic Media

All communication systems (including electronic mail, intranet, Internet access, voice mail and fax transmission) are the property of the company and are to be primarily used for business purposes. Very limited reasonable personal use of such systems is permitted in accordance with the applicable company's Electronic Communications and Technology Policy, but you should always assume that these communications are not private. All employees should carefully review the contents of the Electronic Communications and Technology Policy.

KinderCare and its subsidiaries reserves the right to periodically access, monitor and disclose the contents of any information sent or received using any company communication systems. Access and disclosure of individual employee messages may only be done in accordance with the Electronic Communications and Technology Policy and must be obtained by the Officer in charge of the employee's department and the Senior Vice President of Human Resources.

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Copyrights

Both federal law and company policy require employees to respect the copyrights of others and to honor our contractual commitments. This means that you are prohibited from making any unauthorized copies of copyrighted materials. Only company-owned or company-provided software may be installed on company equipment. Employees may not copy any company-owned or company-provided software, including copying software to install on other company-owned equipment, except in accordance with the company's software policy. Unauthorized or undocumented software may not be maintained on a hard disk or be otherwise accessible for use by employees.

Willful infringement of a copyright may result in criminal penalties, and willful violation of the terms of a software license may expose the company and the individual to substantial damages.

If you have questions about whether copying of material is authorized, please consult the KinderCare Legal Department.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Federal Elections Contributions

There is a complete and absolute legal prohibition against any corporation making political contributions to any federal election campaign. No such contribution, whether by cash, donation of property or services, the purchase of tickets to fundraising events or otherwise, may be made by or in the name of the company.

State and Local Election Contributions

State and local political contributions by the company may or may not be prohibited. To ensure compliance with state and local laws and regulations, political contributions made by or on behalf of the company must receive the prior written approval of the Chief Executive Officer of KinderCare and the KinderCare Corporate Ethics Director.

Employees Serving in Public Office

Employees who are active and interested in politics may consider accepting a public position or running for office. KinderCare, Mulberry and KC Distance Learning encourage such individual involvement in political activity. However, an employee who becomes involved in such activity does so as an individual citizen, not as a representative of the company, and must be aware of company policy and public policy regarding conflicts of interest.

If you speak out on public issues, make sure that you do so in your individual capacity and not as an employee. Do not give the appearance that you are speaking or acting on the company's behalf. As soon as possible after deciding to accept a public position or run for public office, the employee must inform the KinderCare Corporate Ethics Director.

Generally, public officials may not act on matters in which they have a direct or indirect personal interest. For example, as a public official, you may not be able to act on a decision involving KinderCare or its subsidiaries. If you have any questions or concerns, you should get advice from the civic organization's lawyer and from KinderCare's Legal Department. If a potential conflict exists, the KinderCare Legal Department will inform the employee of any action considered necessary to avoid the conflict.

Employees who are seeking or acting in public office must not make use of company materials or property and may not pursue these activities on company time. This includes, but is not limited to, such things as company stationery, copy machines, telephones and mailing services.

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UNFAIR COMPETITION

Antitrust and unfair trade practices laws are designed to promote fair competition. Compliance with the antitrust and unfair trade practices laws is both mandatory and consistent with the overall policy of KinderCare and its subsidiaries to conduct its affairs honestly, directly and fairly.

A wide range of transactions or practices are prohibited under such laws. Among other things, such laws prohibit: (a) agreements among competitors to fix prices, allocate markets or types of customers, exclude certain types of customers, eliminate competition by such means as agreeing with suppliers that they will not sell to our competitors, or agreements that otherwise restrain trade; and (b) methods of competition, such as false advertising and other similar practices, designed to give the company an unfair advantage in the marketplace.

The antitrust laws are criminal statutes and any violation can subject the company and the employee engaging in the prohibited conduct to significant fines, penalties, and civil or criminal liabilities. It is imperative that you conduct yourself on behalf of the company in a manner consistent with these laws.

The provisions of the antitrust statutes apply to both formal and informal communications. Employees involved in trade association or other activities which allow for less formal communication among competitors, customers or suppliers must be especially alert to the requirements of the law.

In the absence of specific legal advice on a matter, adherence to the guidelines set forth below will minimize the risk of an antitrust violation:

1.   Do not discuss company prices with competitors.

2. Avoid any discussions with competitors about whether we will or will not deal with any particular customer, bid on any particular sale, or similar matters.

3. Avoid any discussion with competitors about where we will or will not market or sell our services.

4.   Do not encourage competitors to refuse to deal with any third party.

5. Do not disclose to competitors, at meetings or otherwise, information which may be competitively sensitive.

6. If you are present when any discussion described above takes place, and you are unable to prevent such a discussion, you should remove yourself from the meeting and announce the reasons for your removal.

Interpretation of these laws and their application to a specific set of facts often require highly specialized knowledge. If you are considering action you believe may have antitrust implications, or if you identify a potential business opportunity of benefit to the company but fear it may involve antitrust violations, you must seek advice promptly from the KinderCare Legal Department. There is no substitute for early consultation.

Gathering Information About Competitors

From time to time, we may need to gather information about our competitors' rates for the purpose of analyzing what rates we must charge to be competitive. Such efforts are permissible when we obtain the information through legal means and where we do not attempt to agree on prices as part of the inquiry.

Do not ask our competitors about their prices under circumstances where the competitor might interpret the request as an invitation to agree about what prices should be charged to customers. Generally, this means the inquiry should be anonymous. You should never knowingly discuss our prices with our competitors. It is not unusual to obtain information about other organizations, including our competitors, through legal and ethical means such as public documents, public presentations, articles and other publicly available information. However, it is not acceptable for you to obtain proprietary or confidential information about a competitor through illegal or improper means. It is also not acceptable to seek proprietary or confidential information when doing so would require anyone to violate a contractual agreement, such as a confidentiality agreement with a prior employer.

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Marketing and Advertising

KinderCare and its subsidiaries present only truthful, informative and non-deceptive information in its marketing and advertising materials and announcements.

ENVIRONMENTAL COMPLIANCE

It is the policy of KinderCare and its subsidiaries to fully comply with all federal, state and local laws relating to the protection of the environment as they relate to our business and to operate each of our facilities with the necessary permits, approvals and controls. KinderCare and its subsidiaries will employ proper procedures in the handling, use and storage of potentially hazardous chemicals or materials.

All wastes which are generated must be stored, recycled or disposed of as required by federal, state or local law and at state or federally approved facilities which have also been approved by KinderCare. Employees seeking guidance in this area should call the KinderCare Facilities Department or the KinderCare Risk Management Department. Employees must immediately report to their supervisor, the KinderCare Corporate Ethics Director or the KinderCare Legal Department all circumstances in which they believe hazardous materials or waste disposal have been improperly handled or where a potential violation of law exists.

CONFLICTS OF INTEREST

A conflict of interest occurs when an individual's personal interest interferes in any way - or even appears to interfere - with the interests of the company. Employees should avoid any situation that does or may involve a conflict between their personal interest and the interest of the company. Some examples of potential conflicts of interest include: outside work that interferes with an employee's performance at the company; financial investments that lessen an employee's impartiality; acceptance of gifts that influence business decisions; and doing business with companies owned by an employee or by family members. Conflicts of interest also arise when an employee or officer or a member of his or her family, receives improper personal benefits as a result of his or her position in the company. Loans to, or guarantees of obligations of, such persons are of special concern.

Outside Employment

Except as otherwise provided below, employment outside the company, whether self-employment or employment by another, is acceptable, but must be considered and treated as additional employment and must not interfere with the employee's duties on behalf of the company. As it applies to employment, the primary loyalty and interest of all employees must at all times remain with the company.

o Employees must not work in any outside business that might create a conflict of interest with their responsibilities to the company, or that might embarrass or discredit the company.

o Employees must not work in any outside business that conflicts with scheduled hours, overtime hours when required, or the performance of company assignments.

o Employees may not perform outside work or solicit such business on company premises or while working on company time. Also, employees are not permitted to use company equipment, materials or resources for any outside work.

Interest in Competitors; Other Business Interests

Employees shall not have a direct or indirect ownership interest in any privately held business that competes with KinderCare or its subsidiaries.

In addition, "key" employees, including Officers, Senior Directors, Directors, Area Managers and Regional Directors of Operations, shall not have a direct or indirect ownership or financial interest in any business, whether publicly or privately held, if such ownership might affect their objectivity in carrying out their responsibilities to the company, or might conflict with the best interest of the company. A financial interest is improper if the combination

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of your job, the amount of your investment, and the particular company in which you invested could, when viewed objectively by another person, influence your actions as an employee of KinderCare or a subsidiary.

Prohibitions on Personal Loans to Directors and Executive Officers

The Sarbanes-Oxley Act of 2002 and KinderCare policy prohibit KinderCare from extending any personal loan or making any other extension of credit to its directors, executive officers and equivalent persons, guaranteeing any indebtedness of its directors, executive officers or equivalent persons, or arranging for any other party to make a loan or extend credit in any form to any of KinderCare's directors, executive officers or equivalent persons.

Failure to Comply; Waiver

A failure by any employee to comply with the laws or regulations governing the company's business, the Code of Business Conduct or any other company policy or requirement may result in disciplinary action, up to and including immediate termination of employment and, if warranted, may subject the employee to legal proceedings.

Only the Board of Directors or a designated committee of the Board of Directors may waive application of any part of this Code of Business Conduct to KinderCare's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In the event that a waiver is granted to any these persons, KinderCare will promptly disclose the waiver. Only the KinderCare Corporate Ethics Director may waive application of this Code of Business Conduct to any other employee of KinderCare. A waiver will be granted only if a determination is made that the waiver is appropriate and after implementation of any controls that are necessary or appropriate to protect KinderCare.

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EMPLOYEE ACKNOWLEDGMENT

I acknowledge that I have read the Company's Code of Business Conduct and that I agree to comply with the Code of Business Conduct.


               _________________________________________________
               EMPLOYEE NAME (PRINTED)                      DATE


               _________________________________________________
               EMPLOYEE SIGNATURE


               _________________________________________________
               CENTER/DEPARTMENT                            DATE


               _________________________________________________
               SUPERVISOR NAME (PRINTED)                    DATE


               _________________________________________________
               SUPERVISOR SIGNATURE                         DATE


               _________________________________________________
               INTREPRETED BY (PRINTED)                     DATE


               _________________________________________________
               INTREPRETER SIGNATURE (PRINTED)              DATE

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                        KinderCare Learning Centers, Inc.
                             650 NE Holladay Street
                                   Suite 1400
                             Portland, Oregon 97232
                            Telephone: 1.800.633.1488

                        Mulberry Child Care Centers, Inc.
                             650 NE Holladay Street
                                   Suite 1400
                             Portland, Oregon 97232
                            Telephone: 1.866.750.0062

                           KC Distance Learning, Inc.
                               420 West 5th Street
                         Bloomsburg, Pennsylvania 17815
                            Telephone: 1.800.255.4937

                     Human Resources Hotline: 1.888.525.2472


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